UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 10, 2019
(Date of earliest event reported:  September 30, 2018)

Arête Industries, Inc.

(Exact name of registrant as specified in its charter)

COLORADO	33-16820-D	84-1508638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 Osceola Street
Westminster, CO 80030

(Address of principal executive offices) (Zip Code)

(303) 427-8688
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 2.01. Completion of Acquisition or Disposition of Assets.

On or about September 30, 2018, Arête Industries, Inc. (“Arête” or “Company”) closed the sale of certain working interests to Eagle United Truck Wash, LLC of Greenwood Village Colorado (“Purchaser”) for a total purchase price of $300,000 as part of its efforts to raise working capital. The Purchaser is 50% owned by Nicholas Scheidt, Arete’s Chief Executive Officer and a Director. The working interests sold are as follows:

•	A 10% working interest in the Daily #1 well in Clark County, Kansas
•	a 5% working interest in the Government Canada #1 well in Niobrara County, Wyoming
•	a 10% working interest in the Buff Field in Campbell County, Wyoming
•	a 1% working interest in the BB well in Converse County, Wyoming
•	and a 2.5% working interest in the Padget Field Area located in Sumner County, Kansas

The consideration for the purchase was determined by bargaining between certain directors of the Company excluding Mr. Scheidt and Purchaser and the Company used reports of independent engineering firms to analyze the purchase price. The base purchase price for the acquisition was approximately 35% higher than any comparable sales in the five areas that occurred within the recent period, was deemed reasonable and fair to Arete by the negotiating directors other than Mr. Scheidt and the purchase price agreed on was based partially on the recently increased market pricing for oil and gas.

The foregoing description of the Assignment, Conveyance and Bill of Sale Agreements does not purport to be complete and is qualified in its entirety by reference to the Assignment, Conveyance and Bill of Sale Agreements, copies of which may be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018.

Item 8.01. Other events.

On September 28, 2018, through negotiations with Arête, Citywide Banks of Denver Colorado granted a two-year extension to Arête reducing the line of credit to the existing outstanding advance amount of $523,000 and releasing all of the collateral except the certificate of deposit already being held by the bank. The new maturity date was extended to September 28, 2020.

On October 11, 2018, the Company entered into a Sale and Purchase Agreement with Burlingame Equity Investors Master Fund, LP and Burlingame Equity Investors II, LP (“Lenders”) to acquire from Lenders two promissory notes with outstanding balances of $165,251 and $17,749 respectively. The total purchase price for these notes is $82,625.50 and $8874.50 respectively or 50% of the outstanding balances (the “Purchase Price”). The Purchase Price is due in three equal monthly payments totaling $30,500 each commencing on October 20, 2018 with the final payment due on or before December 20, 2018. The closing date on the purchase is to take place between two and five business days after the final payment due on December 20, 2018. The first payment has been made in a timely fashion. Part of the proceeds from the sale of the Company’s working interests described in Item 2.01 above has been dedicated to the completion of this Sale and Purchase Agreement.

On or about February 4, 2019, DNR Oil and Gas Inc., one of our operators, entered into a confidential settlement agreement on our behalf with one of our pipeline operators who had apparently not properly mapped the pipeline in question which caused the pipeline operator to have to settle various liability issues including ours. Without admitting or denying liability, the pipeline operator agreed to pay us $105,200 in full settlement of any and all claims known or unknown. The payment was received by DNR in a timely fashion.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

The Exhibit listed below is furnished as an exhibit to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Eagle Truck Wash Sale and Purchase Agreement
10.2	Citywide Bank Note Extension
10.3	Burlingame Sale and Purchase Agreement

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARÊTE INDUSTRIES, INC.

Dated: April 10, 2019
	By:	/s/ Nicholas L. Scheidt
	Name:	Nicholas L. Scheidt
	Title:	Chief Executive Officer